Robert MacFarlane
2628 Louis Joseph Gaston
Lachine, QC
H8S 4H6
Canada

2005-09-23

Att: Todd Pitcher, Chairman Superclick Inc.

To the Board of Superclick Inc,

As you are aware, Superclick Inc. (SPCK.OB) now has a 9 man board which is not appropriate for the company's size. The new additions to the board, Chirag and Dipan Patel, are excellent individuals that I am confident they will be able to help drive increased sales growth to the company. I also have great confidence in the board's ability to build the company through both organic growth and mergers.

As you aware, I am presently deeply involved in building Total Networking Solutions Inc. (TNS) as a Triple-Play company and must dedicate my efforts to the growth of TNS. I believe that this is an ideal moment for me to step aside in order to better focus my attention on the success of TNS. As the founder of Superclick, I truly appreciated the opportunity to work with the excellent team that has been involved with its success and I look forward to its future successes.

Please accept my resignation effective Monday Sept 26th 2005.

Warm Regards,

Robert MacFarlane

Robert MacFarlane